UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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FOREST LABORATORIES, INC.
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[The following document was posted on http://www.frx2012annualmeeting.com/ and  http://www.frx.com/]

Corporate Governance, a Continuing Priority

Forest’s Board of Directors continually reviews and updates the Company’s corporate governance framework and policies in light of current “best practices,” shareholder feedback, and the evolving needs of Forest’s business. As part of this process, our Board engaged a leading academic recognized for his expertise in corporate law and governance to review the Company's governance practices and advise the Company on corporate governance “best practices.” Highlights of the Company’s most recent corporate governance enhancements include:

Strengthening the Composition of our Board. Blending the value of experience with the insights from fresh perspectives, Forest has added five new independent directors—50% of our Board—since 2006, with four of these new directors joining since December 2009. In addition to infusing the Board with critical industry experience by adding Dr. Peter J. Zimetbaum, a Director of Clinical Cardiology at Beth Israel Deaconess Medical Center and an Associate Professor of Medicine at Harvard Medical School in December 2009 and Dr. Nesli J. Basgoz, the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital in 2006, our shareholders elected three new independent candidates in 2011. For the 2011 Annual Meeting, our Board engaged in a robust director identification and recruitment process led by Kenneth E. Goodman, our Presiding Director, together with the Nominating and Governance Committee and other members of our Board. The Company’s advisors, including Heidrick & Struggles International, Inc., a leading executive search and recruiting firm retained to enhance our Board’s efforts, also provided input and assistance to the recruitment process, which resulted in the Board nominating, and shareholders ultimately electing, three new independent directors to our Board: Christopher J. Coughlin, Gerald M. Lieberman and Brenton L. Saunders.

Mr. Coughlin, 59, most recently served as Executive Vice President and Chief Financial Officer of Tyco International from 2005 to 2010 and remains an advisor to Tyco, as well as serving as lead independent director for Dun & Bradstreet and a member of its Audit and Compensation Committees. Mr. Coughlin also serves on the board of Covidien plc, where he is Chair of the Compliance Committee and a member of its Transaction Committee. During his tenure at Tyco, he played a central role in the separation of Tyco into three independent, public companies and provided financial leadership surrounding major transactions, including the $2 billion acquisition of Broadview Security, among many other responsibilities and accomplishments.

Mr. Lieberman, 65, most recently served as the President and Chief Operating Officer of AllianceBernstein from 2004 to 2009, where he oversaw several critical functions for AllianceBernstein, including finance, global risk management, technology, operations, human resources, and investor and public relations. In addition, he was instrumental in developing AllianceBernstein’s global integrated platform and enhancing its corporate governance and financial transparency. Previously, Mr. Lieberman also held several senior positions at Fidelity Investments.

Mr. Saunders, 42, has been the Chief Executive Officer of Bausch + Lomb and a board director since March 2010. Previously, Mr. Saunders served as a senior executive with Schering‐Plough from 2003 to 2010, most recently as President of Global Consumer Health Care. He also served as Head of Integration for both Schering‐Plough’s merger with Merck & Co. and for its $16 billion acquisition of Organon BioSciences.

The Board, which is comprised of ten members, eight of whom are independent as defined in the NYSE rules and regulations, has also leveraged the extensive managerial and corporate governance experience of Messers Coughlin, Lieberman and Saunders to strengthen the composition and leadership of its standing committees: Mr. Coughlin has been appointed the Chairman of the Audit Committee and a member of the Compensation Committee; Mr. Lieberman has been appointed the Chairman of the Nominating and Governance Committee and a member of the Compensation Committee; and Mr. Saunders has been appointed as a member of the Compensation Committee and our Board Compliance Committee. Information regarding Committees and their membership can be found at http://www.frx.com/about/corp_governance.aspx.

Implementation of Stock Ownership Guidelines. In an effort to better align the interests of the Company’s executive officers and non‐employee directors with its shareholders, our Compensation Committee adopted Stock Ownership Guidelines in 2012 which generally require that (i) the Company’s executive officers hold shares of Company stock in amounts ranging from one times to six times their annual base salary depending upon seniority and (ii) the Company’s non‐employee directors hold shares of Company stock in amounts equal to three times their annual retainer fee. In particular, under the Guidelines, the Chief Executive Officer will be required to hold shares with a value at least six times his annual base salary, each executive officer who reports directly to the Chief Executive Officer will be required to hold shares with a value at least three times her or his annual base salary, and all remaining executive officers will be required to hold shares with a value at least equal to their respective annual base salary. Executive officers subject to the Guidelines and the Company’s non‐employee directors are required to achieve the applicable ownership threshold on or before December 31st of the year which includes the fifth anniversary or seventh anniversary, respectively, of the date they became subject to the Guidelines. Executive officers who are subject to the Guidelines are also required to hold all shares obtained upon the exercise of Company stock options and shares acquired through restricted stock awards and performance stock units until they have satisfied the stock ownership guidelines, with exceptions provided for shares required to be sold in order to exercise the option or pay the taxes accruing as a result of the exercise of the option or the vesting of the restricted stock award or performance stock unit and in connection with corporate transactions that are generally available to shareholders.

Anti‐Hedging Policy. To more closely align the interests of the Company’s directors and executive officers with those of its stockholders and to protect against inappropriate risk taking, our Board has adopted a policy which prohibits executive officers and directors of the Company from hedging their ownership in Company stock, including trading in options, puts, calls or other derivative instruments designed to limit or eliminate the risk from owning the Company’s stock.

No‐Repricing Policy. Our Board has never authorized the repricing of stock options or stock appreciation rights, and in May 2012 the Board adopted amendments to the Company’s 2007 Equity Incentive Plan to expressly prohibit such practices, as well as repurchases of “underwater” stock options or stock appreciation rights.

Minimum Vesting Policy. Our Board amended the Company’s 2007 Equity Incentive Plan in May 2012 to require that all stock options, stock appreciation rights, and restricted stock awards granted to the Company’s executive officers under the 2007 Equity Incentive Plan have a vesting schedule which exceeds 24 months.

Applying Performance Metrics to Senior Executive Compensation. The Compensation Committee retained an independent compensation consultant to review senior executive compensation at the Company. In connection with that review, during the 2012 compensation cycle the Committee approved changes to the portion of senior executive compensation consisting of equity awards, which will now include performance stock unit awards that vest based on the achievement of specified performance metrics. In addition, the Committee, in consultation with the consultant, approved an Annual Incentive Plan for the senior executives which will use performance measures and metrics for the determination of bonuses commencing with the fiscal 2013 compensation cycle. Both of these policy changes will be further described in the Company’s proxy statement for its 2012 Annual Meeting and otherwise reported in the Company’s periodic and current reports as required by applicable laws.

Implementation of Majority Voting in Uncontested Elections. Our Board amended the Company's Bylaws and its Corporate Governance Guidelines to provide for a majority voting standard for the election of directors in uncontested elections in 2009. Under that standard, any nominee for director who receives a greater number of votes “against” than “for” his or her election is required to promptly tender his or her resignation. The Nominating and Governance Committee then determines whether to accept or reject the director’s resignation and submits such recommendation to our Board for prompt consideration.

Establishment of Presiding Director Position. Also in 2009, our Board established an independent Presiding Director position and subsequently appointed Kenneth E. Goodman to the position. The Presiding Director is responsible for, among other things, presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors and meetings of our Board’s standing committees, and apprising the Chairman of the issues considered at such meetings; being available for consultation and direct communication with the Company’s shareholders; calling meetings of the independent directors when necessary and appropriate; and, in consultation with the other independent directors, advising the Chairman as to an appropriate schedule of Board meetings and reviewing and providing the Chairman with input regarding the agenda for Board meetings.

Implementation of "Say on Pay" Policy. Prior to the enactment of the Dodd‐Frank Wall Street Reform and Consumer Protection Act of 2010, the Board committed to providing the Company’s shareholders with the opportunity to cast an annual, non‐binding advisory vote on the Company's overall executive compensation philosophy, policies and procedures, and the compensation decisions made by our Board with regard to executive performance.

Adoption of Executive Compensation Recoupment Policy. Our Board adopted a claw back policy to enable the Company to recover any bonus, incentive payment, commission, equity award or other compensation received by an executive officer of the Company to the extent that the amount thereof is or was based on any financial results or operating metrics that were impacted by such executive officer’s knowing or intentional fraudulent or illegal conduct.

Enhanced Management Evaluation and Succession Planning. Our Board has formally adopted a requirement that its independent directors meet annually with the Chief Executive Officer to establish and review such formal or informal policies and procedures as they consider appropriate regarding executive succession for the Chief Executive Officer and other senior executive positions. On November 10, 2010, the Company announced a series of executive management promotions as part of its succession planning for the executive leadership of the Company and the full Board continues to review and monitor progress and developments. In connection with its on‐going review, the Board has engaged a leading executive search and recruitment firm to assist it with the plan and provide internal candidate evaluation and external candidate benchmarking services.

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Except as otherwise indicated, further descriptions of the above policies can be found in the Company’s Corporate Governance Guidelines.